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   [LOGO OF ICG]  FOR IMMEDIATE RELEASE
                  For more information, contact:
                  Media Contact:
                  Kate Varden                     Investor Contact:
                  (303) 414-5388                  (303) 414-5350
                  kate_varden@icgcom.com          investor_relations@icgcom.com


        Carl E. Vogel Elected Chairman and Chief Executive Officer of
                              ICG Communications

ENGLEWOOD, Colo., August 22, 2000 - ICG Communications, Inc. (NASDAQ: ICGX), a provider of network infrastructure, facilities and management, announced today that J. Shelby Bryan has resigned his position as Chairman and Chief Executive Officer of the Company. Mr. Bryan will continue to serve as a member of the Board of Directors of the Company. The Board of Directors of the Company elected Carl E. Vogel to the position of Chairman and Chief Executive Officer. William S. Beans, Jr. will continue in his role as President and Chief Operating Officer and Director of the Company.

     Mr. Vogel has been a Director of the Company since April 2000. He is Senior Vice President of Liberty Media Corporation and is also President and Chief Executive Officer of Liberty Satellite and Technology, Inc. He previously served as Executive Vice President and Chief Operating Officer of Field Operations for AT&T Broadband and as Chairman and Chief Executive Officer of Primestar, Inc.

     The Board of Directors of the Company also today elected a new Executive Committee of the Board of Directors. The three members of the Executive Committee are Thomas O. Hicks, a Director of the Company since April 2000 and Chairman and Chief Executive Officer
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Vogel Elected ICG Chairman and CEO                                   Page 2 of 2

of Hicks, Muse, Tate & Furst Incorporated; Gary S. Howard, a Director of the Company since April 2000 and the Executive Vice President and Chief Operating Officer of Liberty Media Corporation; and Mr. Vogel. Mr. Bryan will act as a consultant to the Executive Committee.

About ICG Communications
ICG Communications, Inc. is a fast growing telecommunications company with a nationwide voice and data network. The company is a competitive local exchange carrier (CLEC) and broadband data communications company, as well as a provider of network infrastructure, facilities and management. ICG delivers products and services to its customer base of Internet service providers (ISPs), business customers, and interexchange carriers through its national network. For more information about ICG Communications (NASDAQ: ICGX), visit the company's Web site at http://www.icgcom.com.
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